Exhibit 10.2

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT is made and entered into as of April 22, 2005 by and between AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation (the “Company”), and THEODORE P. SCHRAFFT (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into an Employment Agreement as of January 1, 2000, which was amended by a First Amendment to Employment Agreement as of January 1, 2001 and a Second Amendment to Employment Agreement as of May 30, 2003 (as so amended, the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to further amend the Original Agreement as set forth herein to codify in writing certain changes made to the Original Agreement to conform it in certain respects to the Employment Agreement as of August 1, 2003, by and between Xpedite Systems, Inc. (an affiliate of the Company) and T. Lee Provow and to reflect the recent name change of the parent of the Company; and

WHEREAS, capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement;

NOW, THEREFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Employee hereby amend the Original Agreement as follows:

1.	All references to “Premiere Technologies, Inc. (“Premiere”)” shall be deemed references to “Premiere Global Services, Inc. (“PGI”)”.

2.	Section 2.1 of the Original Agreement is amended to increase the Employee’s annual base salary to $350,000, effective as of August 1, 2003.

3.	Section 2.2 of the Original Agreement is amended to increase the Employee’s annual target bonus to 100%, effective as of January 1, 2004, and Section 2.2 is amended as of the date of this Third Amendment by deleting it in its entirety and replacing it with the following:

“Section 2.2. Bonus Compensation. In addition to his base salary, the Employee will be entitled to earn an annual bonus for each calendar year during the term of this Agreement in an amount to be determined based upon performance criteria and targets established from year to year by the Compensation Committee. The Employee’s target bonus for each calendar year will be equal to one hundred percent (100%) of his annual base salary for such year, with 80% of the target bonus allocated to achievement of quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of PGI or the Company.”

4.	Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the date hereof.

AMERICAN TELECONFERENCING SERVICES, LTD.

By:	/s/ L. Scott Askins
Its:	SVP – Legal

EMPLOYEE
/s/ Theodore P. Schrafft
Theodore P. Schrafft

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